Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2019, eBay Inc. had the following two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its common stock, $0.001 par value per share (“common stock”), and (ii) its 6.00% Notes due 2056.

References in the following discussion to “eBay,” “eBay Inc.,” “we,” “our” and “us” and similar references mean eBay Inc. excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

DESCRIPTION OF COMMON STOCK
The following is a description of some of the terms of our common stock, our amended and restated certificate of incorporation (the “charter”), our amended and restated bylaws (the “bylaws”) and certain provisions of the Delaware General Corporation Law (the “DGCL”). The following description is not complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, each of which is filed or incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part, and the DGCL. You should read our charter and bylaws and the applicable provisions of the DGCL for a complete statement of the provisions described under this caption “Description of Common Stock” and for other provisions that may be important to you.
Common Stock
Under our charter, the total number of shares of all classes of capital stock which we are authorized to issue is 3,590,000,000 shares, consisting of two classes: 3,580,000,000 shares of common stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“preferred stock”).
Each share of our common stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Our charter does not entitle the holders of our common stock to cumulative voting rights with respect to the election of our directors. This means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election by our common stockholders (assuming there are no outstanding shares of our preferred stock entitled to vote as a single class with our common stock in such election).
Nominees for election as directors at an annual meeting of stockholders shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier death, resignation, retirement or removal. Pursuant to our bylaws and subject to the rights of any series of our preferred stock that may be outstanding, each member of our board of directors shall be elected by the affirmative vote of a majority of the votes cast with respect to such director (excluding abstentions) by the shares represented and entitled to vote at a meeting of stockholders at which a quorum is present; provided, however, that if our board of directors determines that the number of nominees for director exceeds the number of directors to be elected at such meeting (a “Contested Election”) and has not rescinded that determination as provided in our bylaws, each of the directors to be elected at such meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director. If an incumbent director fails to receive the affirmative vote of a majority of the votes cast at a meeting for the election of directors

(other than a Contested Election), either our Corporate Governance and Nominating Committee or a committee of independent directors shall determine whether to accept or reject any resignation that may have been previously tendered by such incumbent director or whether other action should be taken (including whether to request the incumbent director to resign from the board of directors if no resignation has previously been tendered).
Unless otherwise provided by applicable law, the rules or regulations of any applicable stock exchange, or our charter or bylaws, every matter to be voted on by our stockholders, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of our stock entitled to vote thereon that are present in person or represented by proxy at the applicable meeting.
Our bylaws require us to include in our proxy materials for an annual meeting of stockholders the name of any person nominated for election to our board of directors by a stockholder or group of up to 20 stockholders who own and have owned, or are acting on behalf of up to 20 beneficial owners who own and have owned, in each case continuously for at least three years, at least 3% (determined as provided in our bylaws) of the aggregate voting power of our outstanding common stock and any other capital stock entitled to vote generally in the election of directors; provided that such stockholders give us written notice of such request within the time period set forth in our bylaws and such stockholders and their nominees satisfy the other requirements specified in our bylaws; and provided, further, that the number of such nominees whose names appear in our proxy materials shall not exceed the greater of (x) two nominees and (y) the largest whole number of nominees that does not exceed 20% of the number of our directors then in office, subject to possible reduction as provided in our bylaws.
Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends payable on our common stock that may be declared by our board of directors out of funds legally available for the payment of dividends.
Upon our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in any of our assets remaining for distribution to our common stockholders after payment of or provision for our debts and other liabilities and subject to any preferential rights of any outstanding shares of our preferred stock to receive distributions in the event of our liquidation, dissolution or winding-up before distributions are made to holders of our common stock.
Our common stock is not entitled to preemptive rights.
Under our charter, our board of directors is authorized, without vote or other action by our stockholders, to cause the issuance of up to 10,000,000 shares of our preferred stock in one or more series from time to time, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series (which may include, without limitation, voting rights, dividend rights and preferences, liquidation rights and preferences, redemption provisions and rights to convert the preferred stock of such series into other securities or property) and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Our board of directors may authorize the issuance of preferred stock with voting, dividend, liquidation, conversion or other rights (which may include, without limitation, rights of one or more series of preferred stock, voting as a separate class, to elect one or more directors, rights of one or more series of preferred stock to vote with our common stock in the election of directors, and rights to receive dividends and to receive distributions in the event of our liquidation, dissolution or winding-up before any dividends or distributions may be paid to holders of our common stock) that could dilute or otherwise adversely affect the voting power or the dividend, liquidation or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could, among other things, have the effect of delaying, deterring or preventing a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue and the voting, dividend, liquidation and other rights of the holders of our common stock.
Anti-Takeover Provisions of Delaware Law
We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the corporation’s board of directors approved either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, among other things and in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.
A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue.
Anti-Takeover Provisions of Our Charter and Bylaws
Certain provisions of our charter and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. For example, our charter and bylaws include anti-takeover provisions that:

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authorize our board of directors, without vote or other action by our stockholders, to cause the issuance of preferred stock in one or more series from time to time and, with respect to each series, to establish the number of shares constituting that series and to fix the rights and other terms of that series, which may include, without limitation, voting rights, dividend rights and preferences, liquidation rights and preferences and rights to convert the preferred stock of such series into other securities or property;

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provide that, subject to the rights of any series of our preferred stock that may be outstanding, vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum, or by the sole remaining director;

•	provide that the number of directors constituting our board of directors shall be fixed from time to time by resolution adopted by our board of directors;

•	require that actions to be taken by our stockholders must be taken at an annual or special meeting of our stockholders and not by written consent;

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establish advance notice procedures and other requirements for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

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provide that, subject to the rights of any series of preferred stock that may be outstanding and except as may be required by law, special meetings of stockholders may be called only by (1) our board of directors; (2) our Chairman of the Board; (3) our Chief Executive Officer; or (4) our Secretary upon the written request of one or more of our stockholders that have continuously held, for their own account or on behalf of others, at least a 20% aggregate “net long position” (as defined and determined as provided in our bylaws) of our outstanding common stock for at least 30 days as of the date such request is delivered to us and that have complied with the other requirements set forth in our bylaws; and

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do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common stockholders.

The provisions described above are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also adversely affect the market price of our common stock and any other securities that we may issue. These provisions may also have the effect of preventing changes in our management.
Limitation on Liability of Directors; Indemnification of Directors and Officers
Our charter provides that, to the fullest extent permitted by law, none of our directors shall be personally liable for monetary damages for breach of fiduciary duty as a director. Our bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by the DGCL. We believe that these limitations of liability and indemnification provisions are useful to attract and retain qualified directors and officers.
Nasdaq Global Select Market Listing
Our common stock is listed on The Nasdaq Global Select Market under the symbol “EBAY”.
DESCRIPTION OF NOTES
Our 6.00% Notes due 2056 (the “notes”) were issued under an indenture dated as of October 28, 2010 (the “base indenture”), as amended and supplemented by a supplemental indenture dated as of October 28, 2010 (the “supplemental indenture;” the base indenture, as amended and supplemented by the supplemental indenture, is hereinafter called the “indenture”), each between us and Wells Fargo Bank, National Association, as trustee. The description of the notes is contained in two parts. The first part, contained under this caption “Description of Notes,” describes some of the specific terms of the notes and some of the specific terms of the indenture that are applicable to the notes. The second part, contained under the caption “Description of Indenture” below, provides a more general description of some of the terms of the indenture and the debt securities (the “debt securities”) issuable by us under the indenture. The discussion of some of the terms of the notes and the indenture contained under this caption “Description of Notes” supplements, and to the extent inconsistent replaces, the description of some of the general terms of the indenture and the debt securities contained below under the caption “Description of Indenture.” To the extent the discussion of some of the terms of the notes and the indenture appearing under this caption “Description of Notes” differs from the discussion of some of the terms of the indenture and the debt securities appearing under the caption “Description of Indenture,” you should rely on the discussion under this caption “Description of Notes.” Certain terms used but not defined under this caption “Description of Notes” have the meanings specified below under the caption “Description of Indenture—Covenants.”
We may issue our debt securities under the indenture from time to time in one or more series. The notes are a separate series of our debt securities issued and outstanding under the indenture, which means that, for purposes of giving any consent, notice or waiver or taking any other action under the indenture, the registered holders of the notes will act separately from the registered holders of each other series of our debt securities that may be outstanding under the indenture from time to time. Unless otherwise expressly stated or the context otherwise requires, references to “debt securities” under this caption “Description of Notes” and the caption “Description of Indenture” below shall include the notes.
The description of some of the terms of the notes and the indenture contained under this caption “Description of Notes” and under the caption “Description of Indenture” are not complete and are subject to, and qualified in their entirety by reference to, the indenture and the form of the notes, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part. You should read the indenture and the form of the notes for a complete statement of the provisions described under this caption “Description of Notes” and under the caption “Description of Indenture” and other provisions that may be important to you.

General
The notes were originally issued on February 29, 2016. The notes constitute a separate series of debt securities under the indenture, were issued in the initial aggregate principal amount of $750,000,000 and will mature on February 1, 2056.
We may from time to time, without giving notice to or obtaining the consent of the holders or beneficial owners of the notes, issue additional notes having the same terms (except for the issue date, public offering price, sale price, the first interest payment date and the date from which interest shall begin to accrue) as, and ranking equally in right of payment with, the notes then outstanding. Any such additional notes, together with the notes then outstanding, will constitute a single series of debt securities under the indenture.
The notes are listed on The Nasdaq Global Select Market under the symbol “EBAYL.”
The notes are issuable in fully registered form without coupons in denominations of $25 in principal amount and in integral multiples of $25 in principal amount in excess thereof. The notes are in book-entry form and are evidenced by one or more notes in global form (“global notes”), registered in the name of The Depository Trust Company (“DTC”), as depositary (the “Depositary”) for the global notes, or its nominee. Beneficial owners of interests in the global notes are not entitled to receive physical certificates registered in their names except in the limited circumstances described below under “Description of Indenture — Book-Entry Form and Transfer” and, unless physical certificates registered in their names are issued, beneficial owners will not be considered “holders” of notes under the indenture.
The notes are not entitled to the benefit of any sinking fund. Except as described below under “—Change of Control Triggering Event,” the indenture does not contain any provisions which are intended to protect holders of notes in the event of a change of control of eBay or a highly leveraged transaction (whether or not relating to a change of control) involving eBay. The indenture does not limit the incurrence of unsecured debt by us or any of our subsidiaries.
We may at our option, at any time or from time to time, repurchase notes at any price in the open market or otherwise, and may hold or resell such notes or surrender such notes to the trustee for cancellation.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The notes are effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing that indebtedness. In addition, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, which are separate legal entities from us and have no obligation to pay any amounts due pursuant to the notes or to make funds available for such purpose.
Interest
The notes bear interest at a rate of 6.00% per year, accruing from the most recent date to which we have paid or provided for interest on the notes. Interest on the notes is payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, an “interest payment date”). Interest paid on the notes on any interest payment date is payable to the persons who were the registered holders of the notes at the close of business on the January 15, April 15, July 15 or October 15, as the case may be, whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable on the notes on any interest payment date, redemption date, Change of Control Payment Date (as defined below), maturity date or other date on which interest on the notes is due will be the amount of interest accrued to, but excluding, such interest payment date, redemption date, Change of Control Payment Date, maturity date or other date, as the case may be. If an interest payment date, redemption date, Change of Control Payment Date, maturity date or other date on which any payment on the notes is due falls on a day that is not a business day, then payment of principal, premium, if any, and interest, as the case may be, due on such interest payment date, redemption date, Change of Control Payment Date, maturity date or other date, as the case may be, need not be made on such interest payment date, redemption date, Change of Control Payment Date, maturity date or other date as the case may be, but may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date, redemption date, Change of Control Payment Date, maturity date or other date, as the case may be. As used in this paragraph and the immediately preceding paragraph, the term “business day” means any day except a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close (a “New York business day”); provided that such term shall mean, with respect to any place of payment of principal of or premium, if any, or interest on the notes, any day (a) which is not a Saturday, Sunday or other day on which banking institutions in such place of payment are authorized or obligated by law, regulation or executive order to close and (b) which is also a New York business day.
Optional Redemption
On and after March 1, 2021, we may at our option redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the applicable redemption date.
Notwithstanding the foregoing, payments of interest on the notes that are due and payable on any interest payment dates falling on or prior to a date fixed for redemption of the notes will be payable to the holders of the notes registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the indenture.
If less than all of the notes are to be redeemed, then, if the notes are evidenced by one or more global notes, the notes to be redeemed will be selected in accordance with the procedures of the Depositary, or, if the notes are evidenced by notes in definitive, physical form issued under the limited circumstances described below under “Description of Indenture — Book-Entry Form and Transfer,” the trustee shall select the notes (or portions thereof) to be redeemed in any manner that the trustee deems fair and appropriate. Notes may be selected for redemption in whole or in part in a minimum of $25 in principal amount and integral multiples of $25 in principal amount in excess thereof, provided that the remaining principal amount of any note redeemed in part is $25 or an integral multiple of $25 in excess thereof.
Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.
Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes or portions thereof called for redemption.

Change of Control Triggering Event
If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, then, unless we give notice of our election to redeem all of the notes as described above under “—Optional Redemption” and such notice is given by the date specified below, we will be required to make an offer (a “Change of Control Offer”) to each holder of notes to repurchase (at such holder’s option and on the terms described below) all or any part (in a principal amount of $25 or an integral multiple of $25 in excess thereof, provided that any remaining principal amount of any note repurchased in part is $25 or an integral multiple of $25 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the Change of Control Payment Date (as defined below) (the “Change of Control Payment”); provided that, notwithstanding the foregoing, payments of interest on notes that are due and payable on any interest payment dates falling on or prior to such Change of Control Payment Date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the indenture.
No later than 30 days following the date on which a Change of Control Triggering Event shall have occurred with respect to the notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction that constitutes or may constitute the Change of Control, we will, unless we give notice of our election to redeem all of the notes as described above under “—Optional Redemption” and such notice is given by the date specified below, mail or cause to be mailed (or, in the case of notes evidenced by one or more global notes, give or cause to be given in accordance with the Depositary’s procedures) a notice (the “Change of Control Purchase Notice”) to all holders of notes (with a copy to the trustee), which notice shall govern the terms of such Change of Control Offer. In such Change of Control Purchase Notice, we will generally describe the transaction or transactions that constitute or may constitute the Change of Control and offer to repurchase the notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or given, as the case may be), except as may be required by applicable law or regulation (the “Change of Control Payment Date”). The Change of Control Purchase Notice shall, if mailed (or given, as the case may be) prior to occurrence of the applicable Change of Control, state that the Change of Control Offer for the notes and our obligation to purchase the notes pursuant to such Change of Control Offer are conditioned on such Change of Control and the related Change of Control Triggering Event with respect to the notes occurring on or prior to the applicable Change of Control Payment Date specified in such notice.
Holders electing to have a note or portion thereof repurchased pursuant to a Change of Control Offer with respect to the notes will be required to surrender the note (which, in the case of notes evidenced by one or more global notes, must be made in accordance with the procedures of the Depositary), together with a duly completed and executed notice of holder to elect repurchase in the form attached to the notes (which may, in the case of notes evidenced by one or more global notes, be given in accordance with the Depositary’s procedures), to the trustee under the indenture (or to such other person as may be designated by us for such purpose) as provided in the applicable Change of Control Purchase Notice prior to the close of business on the third business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures and requirements set forth in such Change of Control Purchase Notice. As used in the preceding sentence, the term “business day” means any day except a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.
On any Change of Control Payment Date with respect to the notes, we shall be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

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deposit with a paying agent for the notes an amount equal to the aggregate Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

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deliver or cause to be delivered (including by book-entry transfer, if applicable) the repurchased notes or portions of notes to the trustee, accompanied by an officers’ certificate stating the aggregate principal amount of notes accepted by us for repurchase.

Interest on notes and portions of notes properly tendered for repurchase pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date, unless we shall have failed to accept such notes and such portions of notes for payment or failed to deposit the Change of Control Payment in respect thereof in accordance with the immediately preceding paragraph. We will promptly pay, or cause the trustee or a paying agent for the notes to promptly pay (by application of funds deposited by us as aforesaid), to each holder of notes (or portions thereof) properly tendered and accepted for payment by us pursuant to such Change of Control Offer, the Change of Control Payment for such notes. In the case of any note repurchased in part, the trustee will promptly authenticate and mail (or cause to be delivered by book-entry transfer) to the holder of such note a new note equal in principal amount to any unrepurchased portion of the note repurchased in part.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Triggering Event provisions of the notes or the indenture, we shall comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes or the indenture by virtue thereof.
Notwithstanding anything to the contrary in the indenture or the Change of Control Triggering Event provisions of the notes, we will not be required to make a Change of Control Offer for the notes or repurchase any notes pursuant to any Change of Control Offer for such notes if (a) a third party agrees to make such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party repurchases all notes properly tendered by the holders pursuant to such Change of Control Offer or (b) we give notice of redemption of all of the notes no later than 30 days after the applicable Change of Control Triggering Event with respect to the notes. In addition, notwithstanding anything to the contrary in the indenture or the Change of Control Triggering Event provisions of the notes, we will not be required to, and we will not, repurchase notes pursuant to a Change of Control Offer with respect to the notes if there has occurred and is continuing on the applicable Change of Control Payment Date an event of default (as defined under “Description of Indenture—Events of Default” below) with respect to the notes or the debt securities of any other series outstanding under the indenture.
“Change of Control” means the occurrence of any of the following:
(a)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or any of our Subsidiaries (as defined under “Description of Indenture — Covenants — Certain Definitions” below)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock (measured by voting power rather than number of shares), provided, however, that a person shall not be deemed the beneficial owner of, or to own beneficially, (1) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates (as defined in the indenture) until such tendered securities are accepted for purchase or exchange thereunder or (2) any securities if such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act;
(b)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries, taken as a whole, to any person (other than us or any of our Subsidiaries);
(c)    the first day on which a majority of the members of our board of directors (which term, as used in this definition, means our full board of directors and not any committees thereof) are not Continuing Directors;
(d)    the adoption of a plan by our board of directors relating to our liquidation or dissolution; or
(e)    we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock (measured by voting power rather than number of shares) of the surviving person, or any direct or indirect parent of the surviving person, immediately after giving effect to such transaction.
Except as otherwise expressly provided in clause (a) of the first sentence of this definition, the term “person,” as used in this definition, has the meaning set forth in the indenture.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the notes. For purposes of clarity, it is understood and agreed that no Change of Control Triggering Event shall be deemed to have occurred with respect to the notes in connection with any particular Change of Control unless and until such Change of Control has actually occurred.
“Continuing Directors” means, as of any date of determination, any member of our board of directors (which term, as used in this definition, means our full board of directors and not any committees thereof) who (a) was a member of our board of directors on the date the notes were first issued or (b) was nominated for election, elected or appointed to our board of directors with the approval of or by a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, election or appointment (either by vote or written consent or by approval of our proxy statement in which such member was named as a nominee for election as a director without written objection to such nomination).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto, in each case as amended or supplemented from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and a rating equal to or higher than the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc.
“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if Moody’s or S&P or, if applicable, any replacement Rating Agency ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) selected by us as a replacement for Moody’s, S&P or any such replacement Rating Agency, as the case may be.
“Rating Event” means the rating on the notes is lowered by both of the Rating Agencies and as a result the notes are rated below an Investment Grade Rating by both of the Rating Agencies, in each case on any day during the period (the “Measurement Period”) commencing on the date of the first public announcement of an arrangement that results in a Change of Control and ending on the 60th day following the first public announcement of the occurrence of such Change of Control (which Measurement Period shall be extended (subject to the proviso below) if on such 60th day (x) the rating of the notes is under publicly announced consideration for a possible downgrade by either Rating Agency and (y) the rating on the notes by such Rating Agency is an Investment Grade Rating, such extension to continue until the day on which each such Rating Agency considering such possible downgrade either rates the notes below an Investment Grade Rating or publicly announces that it is no longer considering the notes for a possible downgrade; provided that, notwithstanding the foregoing, no such extension will occur if on such 60th day, and any such extension will terminate if at any time after such 60th day, the notes have an Investment Grade Rating from at least one Rating Agency and are not under publicly announced consideration for a possible downgrade by such Rating Agency).
“S&P” means Standard & Poor’s Rating Group, Inc.
“Voting Stock” means, with respect to any person, any Capital Stock (as defined under “Description of Indenture – Covenants – Certain Definitions” below) of such person that is normally entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers, trustees or similar persons, as applicable, of such person.
As used under this caption “—Change of Control Triggering Event,” all references to rules and regulations under the Exchange Act shall include any successor provisions thereto; and all references to “the Change of Control Triggering Event covenant,” “the Change of Control Triggering Event provisions” and other similar references mean all of the terms and provisions set forth above under this caption “—Change of Control Triggering Event.”
If we are required to make a Change of Control Offer with respect to the notes, we cannot assure you that we will have sufficient financial resources available, or that we will be able to arrange sufficient financing, to satisfy our obligation to repurchase the notes. Moreover, any such failure to repurchase the notes following the occurrence of a Change of Control Triggering Event could constitute an event of default under other debt instruments of ours and our subsidiaries resulting in the acceleration and required repayment of that other indebtedness. Any of these events could have a material adverse effect on our liquidity and financial condition and on the market value of the notes.
The Change of Control Triggering Event provisions of the notes may not provide holders of notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving us that might adversely affect holders of notes. In particular, any such transaction may not give rise to a Change of Control Triggering Event with respect to the notes, in which case we would not be required to make a Change of Control Offer with respect to the notes. Except as described above with respect to a Change of Control Triggering Event, neither the notes nor the indenture contain provisions that permit holders of notes to require us to repurchase or repay the notes in the event of a reorganization, restructuring, merger or similar transaction involving us or any of our subsidiaries.
In addition, clause (b) of the definition of “Change of Control” appearing above includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of “all or substantially all” of the properties and assets of us and our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, our obligation to make an offer to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties and assets of us and our Subsidiaries, taken as a whole, may be uncertain.
Moreover, under clause (c) of the definition of Change of Control appearing above, a Change of Control will occur when a majority of the members of our board of directors are not “Continuing Directors” (as defined above). In a decision in connection with a proxy contest, a Delaware court held that the existing directors could approve a dissident slate of director nominees (who would constitute a majority of the new board of directors) as “continuing directors” under a similar indenture provision and avoid triggering a change of control under such indenture, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as “Continuing Directors” for purposes of the Change of Control Triggering Event provisions, holders of the notes may not be entitled to require us to make a Change of Control Offer with respect to the notes.
Covenant Defeasance, Legal Defeasance and Satisfaction and Discharge
The provisions described below under “Description of Indenture— Defeasance of Debt Securities and Certain Covenants” and “Description of Indenture —Satisfaction and Discharge” are applicable with respect to the notes. In that regard, the covenants described below under “Description of Indenture—Covenants,” insofar as they apply to the notes, are subject to covenant defeasance as described below under “Description of Indenture— Defeasance of Debt Securities and Certain Covenants.” However, the provisions described above under “– Change of Control Triggering Event” will not be subject to covenant defeasance.
DESCRIPTION OF INDENTURE
The information under this caption describes certain general terms and provisions of the indenture dated as of October 28, 2010 (the “base indenture”), as amended and supplemented by a supplemental indenture dated as of October 28, 2010 (the “supplemental indenture;” the base indenture, as amended and supplemented by the supplemental indenture, is hereinafter called the “indenture”), each between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), and our debt securities (the “debt securities”) that are issuable under the indenture. Unless otherwise expressly stated or the context otherwise requires, references to “debt securities” under this caption “Description of Indenture” include our 6.00% Notes due 2056 (the “notes”), which are a series of our debt securities under the indenture. The following description is not complete and is subject to, and qualified in its entirety by reference to, the indenture, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part. You should read the indenture for a complete statement of the provisions described under this caption and for other provisions that may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. In the following description, we have included references to some of the section numbers of the base indenture and the supplemental indenture so that you can easily locate those provisions.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or a committee thereof, and set forth or determined in the manner provided in a resolution of our board of directors or a committee thereof, an officers’ certificate or a supplemental indenture. (Section 2.2 of the base indenture)
An unlimited aggregate principal amount of debt securities may be issued under the indenture. We may issue debt securities under the indenture from time to time in one or more series with the same or various maturities, interest rates, public offering prices and other terms and provisions. We need not issue all debt securities of one series at the same time. In addition, unless otherwise provided with respect to any series of debt securities, we may, without the consent of the holders or beneficial owners of the debt securities of any series, reopen a series of debt securities and issue additional debt securities of that series from time to time. Any such additional debt securities of any series, together with the debt securities of that series previously issued, will constitute a single series of debt securities under the indenture.
Without limitation to the foregoing, the terms of the debt securities of any series may modify, supplement or supersede any of the terms of the indenture described under this caption.
Transfer and Exchange
Debt securities may be surrendered for registration of transfer or exchange at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of debt securities (except as otherwise expressly provided by the indenture), but we may (subject to limited exceptions) require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7 of the base indenture)
The indenture provides that neither we nor any registrar for the debt securities will be required (a) to issue, register the transfer of or exchange debt securities of any series during the period beginning at the opening of business 15 days preceding the mailing of a notice of redemption of debt securities of that series and ending at the close of business on the day of that mailing or (b) to register the transfer of or exchange debt securities (or portions thereof) selected, called or being called for redemption or, if applicable, surrendered for repurchase by us at the option of the holder, except any portion thereof not so selected, called or being called or so surrendered. (Section 2.7 of the base indenture)
The indenture provides that, prior to due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered in the register maintained for that purpose as the owner of such debt security for the purpose of receiving payment of the principal of and premium and interest, if any, on such debt security and for all other purposes whatsoever, whether or not any payment with respect to such debt security shall be overdue, and neither we, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary. (Section 2.16 of the base indenture)

Covenants
The following covenants apply to the notes. The following covenants also apply to the debt securities of each other series that may be outstanding from time to time under the indenture, unless otherwise specified in a resolution of our board of directors (or a committee thereof), supplemental indenture or officers’ certificate establishing the terms of the debt securities of such series as provided in the indenture.
Limitation on Liens
In the indenture, we covenant and agree, for the benefit of the holders of the debt securities of each series, that we will not, nor will we permit any Significant Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money (including debt for borrowed money evidenced by bonds, debentures, notes or similar instruments) (collectively, “Debt”) secured by a mortgage, deed of trust, security interest, pledge, lien, charge or similar encumbrance (each, a “Lien”) upon any Principal Property, shares of Capital Stock of any Significant Subsidiary or intercompany Debt owed by any Significant Subsidiary to us or any of our other Subsidiaries (“Intercompany Debt”) (whether such Principal Property, shares of Capital Stock or Intercompany Debt is existing or owed on the date the debt securities of such series are first issued or thereafter created or acquired), without in any such case effectively providing, substantially concurrently with or prior to the issuance, incurrence, creation, assumption or guarantee of any such secured Debt or the grant of such Lien securing any such secured Debt, that the debt securities of such series (together with, if we shall so determine, any other indebtedness or other obligations (including, without limitation, debt securities of other series issued under the indenture) of or guarantees by us or any Significant Subsidiary ranking equally in right of payment with the debt securities of such series or any such guarantee) shall be secured equally and ratably with (or, at our option, prior to) such secured Debt (but only so long as such secured Debt is so secured). The foregoing restriction, however, will not apply to any of the following:
(1)    Liens on property, Capital Stock, Debt or other assets of any person existing at the time such person becomes a Subsidiary of ours, provided that such Liens are not incurred in anticipation of such person becoming a Subsidiary of ours and do not extend to any assets other than those of such person;
(2)    Liens on property, Capital Stock, Debt or other assets existing at the time of acquisition thereof (including, without limitation, by merger, consolidation or acquisition of Capital Stock) by us or a Subsidiary of ours, or Liens thereon to secure the payment of all or any part of the purchase price thereof, or Liens on property, Capital Stock, Debt or other assets to secure any Debt incurred prior to, at the time of, or within 18 months after, the latest of the acquisition (including, without limitation, by merger, consolidation or acquisition of Capital Stock) thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements, as the case may be;
(3)    Liens in favor of, or which secure Debt owing to, us or any of our Subsidiaries;
(4)    Liens existing on the date the debt securities of such series were first issued;
(5)    Liens on property of a person existing at the time such person is merged with or into, or consolidated with, us or a Subsidiary of ours or otherwise acquired by us or a Subsidiary of ours or at the time of a sale, lease or other disposition of the properties of any person as an entirety or substantially as an entirety to us or a Subsidiary of ours, provided that such Liens were not incurred in anticipation of such merger, consolidation, sale, lease or other disposition and do not extend to any assets other than those of the person merged with or into, or consolidated with, us or a Subsidiary of ours or such property sold, leased or disposed of;
(6)    Liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price of or the cost of constructing or improving the property subject to such Liens;
(7)    Liens securing the debt securities of such series;
(8)    Liens created in connection with a project financed with, or created to secure, Non-recourse Obligations;
(9)    Liens to secure bonds, notes, debentures or similar instruments on which the interest is exempt from federal income tax; and
(10)    extensions, renewals, refinancings or replacements (in whole or in part) of any Liens or Debt which is secured by Liens that were permitted to be incurred by the indenture; provided, however, that (a) the principal or accreted amount of any Debt of ours or any of our Significant Subsidiaries secured by such Lien immediately after such extension, renewal, refinancing or replacement shall not exceed the sum of the principal or accreted amount, as the case may be, of any Debt of ours or any of our Significant Subsidiaries so secured immediately prior to such extension, renewal, refinancing or replacement plus any costs and expenses (including, without limitation, any fees, premiums and penalties) related to such extension, renewal, refinancing or replacement and (b) such extension, renewal, refinancing or replacement Liens are limited to all or part of the same Principal Property (and any improvements thereon), shares of Capital Stock of any Significant Subsidiary or Intercompany Debt which secured any Debt of ours or any of our Significant Subsidiaries immediately prior to such extension, renewal, refinancing or replacement.
Notwithstanding the foregoing, we and our Significant Subsidiaries may, without securing the debt securities of such series or any other debt securities issued under the indenture, issue, incur, create, assume or guarantee Debt secured by any Liens which would otherwise be subject to the restrictions set forth in the immediately preceding paragraph if, immediately after giving effect thereto and, if applicable, to the application of any proceeds therefrom to repay Debt on a pro forma basis, our Aggregate Debt does not exceed the greater of (1) 20% of our Consolidated Net Tangible Assets, determined as of the date of such issuance, incurrence, creation, assumption or guarantee, and (2) $500 million. (Section 4.1 of the supplemental indenture)
Limitation on Sale and Lease-Back Transactions
In the indenture, we covenant and agree, for the benefit of the holders of the debt securities of each series, that we will not, nor will we permit any Significant Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, unless:
(1)    such Sale and Lease-Back Transaction involves a lease for a term of not more than three years;

(2)    such Sale and Lease-Back Transaction is between us and one of our Subsidiaries or between any Subsidiaries of ours;
(3)    we or such Significant Subsidiary would be entitled, at the time of such Sale and Lease-Back Transaction, to incur Debt secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the debt securities of such series, pursuant to the first paragraph under “—Limitation on Liens” above;
(4)    we or any of our Subsidiaries applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days after such Sale and Lease-Back Transaction to any of (or a combination of) (i) the prepayment or retirement of the debt securities of such series, (ii) the prepayment or retirement of other bonds, notes, debentures or similar instruments (including, without limitation, debt securities of any other series issued under the indenture) or Debt of ours or a Subsidiary of ours (other than bonds, notes, debentures, similar instruments or Debt of ours that is by its terms subordinated in right of payment to the debt securities of such series) that by its terms matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of properties or facilities that are used in or useful to our business or the business of any of our Subsidiaries; or
(5)    such Sale and Lease-Back Transaction was entered into on or prior to the date the debt securities of such series were first issued.
Notwithstanding the foregoing, we and our Significant Subsidiaries may, without securing the debt securities of such series or any other debt securities issued under the indenture, enter into a Sale and Lease-Back Transaction which would otherwise be subject to the restrictions set forth in the immediately preceding paragraph if, immediately after giving effect thereto and, if applicable, to the application of any proceeds therefrom to repay Debt on a pro forma basis, our Aggregate Debt does not exceed the greater of (1) 20% of our Consolidated Net Tangible Assets, determined as of the date of such Sale and Lease-Back Transaction, and (2) $500 million. (Section 4.1 of the supplemental indenture)
Consolidation, Merger and Sale of Assets
In the indenture, we covenant and agree, for the benefit of the holders of the debt securities of each series, that we will not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•
we are the surviving person or the successor person (if other than us) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes our obligations under the debt securities of each series and the indenture;

•
immediately after giving effect to the transaction, no event of default (as defined below), and no event which, after notice or lapse of time or both, would be an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.
Notwithstanding the above, any Subsidiary of eBay Inc. may consolidate with, merge into or convey, transfer or lease all or part of its properties or assets to eBay Inc. or any other Subsidiary of eBay Inc.

Upon compliance with the provisions above, the successor person (if other than eBay) will succeed to and be substituted for and may exercise every right and power of us under the debt securities and the indenture with the same effect as if such successor person had been the original obligor under the debt securities and the indenture, and thereafter (except in the case of a lease) we will be released from all obligations and covenants under the debt securities and the indenture. (Section 5.1 of the base indenture)
Certain Definitions
As used in this “Description of Indenture” section, the following terms have the meanings set forth below.
“Aggregate Debt” means, with respect to the debt securities of any series, the sum of the following, calculated as of the date of determination on a consolidated basis in accordance with GAAP:

(1)
the aggregate amount of then outstanding Debt of us and our Significant Subsidiaries incurred after the date the debt securities of such series were first issued and secured by Liens not permitted under the first paragraph under “—Limitation on Liens” above, and

(2)
the aggregate amount of Attributable Debt of us and our Significant Subsidiaries then outstanding in respect of Sale and Lease-Back Transactions entered into by us and our Significant Subsidiaries after the date the debt securities of such series were first issued pursuant to the second paragraph under “—Limitation on Sale and Lease-Back Transactions” above.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

(1)
the fair market value (as determined in good faith by our board of directors, which term, as defined in the indenture, includes committees thereof) of the Principal Property subject to such Sale and Lease-Back Transaction; and

(2)
the present value of the total net amount of rent required to be paid under the applicable lease during the remaining contractual term thereof (including any period for which such lease has been extended but subject to the last sentence of this subparagraph), discounted at the rate of interest per annum set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne (at the time of determination) by the debt securities then outstanding under the indenture) compounded semi-annually (assuming a 360-day year consisting of twelve 30 day months). For purposes of clarity, it is understood and agreed that (a) the total net amount of rent required to be paid under, and the term of, the applicable lease shall be determined upon the basis of the contractual terms of such lease and shall not be affected by the fact that all or any portion of such rent may, under GAAP, be characterized as interest or some other amount or that the amount of such rent or the term of such lease, as determined under GAAP, may be different from the amount of rent or the term specified by the contractual terms of such lease and (b) the total net amount of rent shall exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance, repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee contingent upon the amount of sales or similar contingent amounts. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such total net amount of rent shall be the lesser of (1) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the present value, calculated as provided above, of the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (2) the net amount determined assuming no such termination, in each case determined in accordance with the contractual terms of such lease.
“Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) in the equity of such person.
“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured under the indenture, the aggregate amount of assets (less applicable reserves) after deducting therefrom (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases, and (b) all intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth in the most recent consolidated balance sheet of us and our consolidated Subsidiaries prepared in accordance with GAAP contained in an annual report on Form 10‑K or a quarterly report on Form 10-Q (in each case as amended, if applicable) filed by us with the Securities and Exchange Commission (or any successor thereto) or if, at such date, we shall have ceased filing such reports with the Securities and Exchange Commission (or any successor thereto), our then most recent consolidated annual or quarterly balance sheet prepared in accordance with GAAP.
“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.
“holder” means any person in whose name a debt security is registered.
“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any of our Subsidiaries or (2) the financing of a project involving the development or expansion of properties of ours or any of our Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Subsidiary of ours or to our or any such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or any other entity, including any government or any agency or political subdivision thereof.
“Principal Property” means (1) our principal corporate office (whether owned on the date of the indenture or thereafter acquired, and including any leasehold interest therein) and (2) each data center, service and support facility or research and development facility (in each case, whether owned on the date of the indenture or thereafter acquired) which is owned by or leased to us or any of our Subsidiaries and is located within the United States of America, unless, with respect to clause (2), our board of directors (which term, as defined in the indenture, includes committees thereof) has determined in good faith that such center or facility is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole; provided, however, that any such center or facility (a) owned by us or any of our Subsidiaries for which the book value (less accumulated depreciation) on the date as of which the determination is being made is equal to or less than 1.0% of our Consolidated Net Tangible Assets as of such date, all determined in accordance with GAAP, or (b) leased by us or any of our Subsidiaries for which the annual lease obligation on the date as of which the determination is being made is equal to or less than $2.0 million shall in no event be deemed a Principal Property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any Significant Subsidiary of ours of any Principal Property, whether owned on the date of the indenture or thereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary of ours to such person with the intention of taking back a lease of such Principal Property.
“Significant Subsidiary” means any Subsidiary of ours that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S‑X as promulgated by the Securities and Exchange Commission (or any successor thereto) or any successor to such Rule.
“Subsidiary” of any specified person means any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of outstanding shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time owned (and, in the case of a partnership, more than 50% of whose total general partnership interests then outstanding is at the time owned), directly or indirectly, by such person or other Subsidiaries of such person or a combination thereof and, in the case of an entity other than a corporation or a partnership, such person has the power to direct, directly or indirectly, the policies, management and affairs of such entity.
Events of Default
The term “event of default” means, with respect to the notes, any of the events described in the first four bullet points below. The term “event of default” means, with respect to the debt securities of any other series, unless otherwise specified in a resolution of our board of directors (or a committee thereof), supplemental indenture or officers’ certificate establishing the terms of the debt securities of such series as provided in the indenture, any of the following:

•
default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such 30-day period); or

•	default in the payment of principal of or premium (if any) on any debt security of that series when due and payable; or

•
default in the performance or breach of any covenant or warranty of ours in the indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed by another event of default applicable to debt securities of that series and other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default or breach continues uncured for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice containing the statements required by the indenture; or

•	certain events of bankruptcy, insolvency or reorganization of eBay; or

•	any other event of default with respect to the debt securities of that series that is specified in a resolution of our board of directors (or a committee thereof), supplemental indenture or officer’s certificate establishing the terms of the debt securities of that series as provided in the indenture. (Section 6.1 of the base indenture)
No event of default with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration of the debt securities of one or more series under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
If an event of default with respect to the debt securities of any series at the time outstanding occurs and is continuing (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of eBay), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal of and accrued and unpaid interest, if any, on all of the debt securities of that series to be due and payable immediately, by a notice in writing to us (and to the trustee if given by the holders). If an event of default resulting from certain events of bankruptcy, insolvency or reorganization of eBay occurs and is continuing with respect to the debt securities of any series, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities of such series. At any time after acceleration with respect to debt securities of any series has occurred and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration and its consequences if all events of default with respect to the debt securities of such series, other than non-payment of the principal and interest, if any, of the debt securities of such series which have become due solely by such acceleration, have been cured or waived as provided in the indenture. (Section 6.2 of the base indenture).
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Section 7.2(f) of the base indenture) Subject to certain rights of the trustee and to certain conditions specified in the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12 of the base indenture)
No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities of such series, or for the appointment of a receiver, trustee or similar official, or for any other remedy under the indenture, unless:

•	that holder has previously given written notice to the trustee of a continuing event of default with respect to debt securities of that series;

•
the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

•	such holder or holders have offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 90 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•
no direction inconsistent with such written request has been given to the trustee during such 90-day period by holders of a majority in principal amount of the outstanding debt securities of that series. (Section 6.7 of the base indenture)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium and interest, if any, on that debt security on the due dates expressed in that debt security and to institute suit for the enforcement of any such payment. (Section 6.8 of the base indenture)
The indenture requires that we deliver to the trustee, within 120 days after the end of each of our fiscal years, an officers’ certificate stating whether or not, to the knowledge of the signers thereof, we are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if we are in default, specifying all such defaults and the nature and status thereof of which the signers may have knowledge. The indenture also requires that, so long as any debt securities are outstanding, we deliver to the trustee promptly upon becoming aware of any default or event of default under the indenture, an officers’ certificate specifying such default or event of default and what action we are taking or propose to take with respect thereto. (Section 4.3 of the base indenture) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default with respect to debt securities of that series (except a default in payment of principal of or premium or interest, if any, on any debt securities of that series) if it in good faith determines that withholding notice is in the interest of the holders of the debt securities of that series. (Section 7.5 of the base indenture)
Modification and Waiver
We and the trustee may enter into a supplemental indenture in order to amend or supplement the indenture with respect to the debt securities of one or more series or amend or supplement the debt securities of one or more series, without notice to or the consent of any holders of any debt securities, to:

•	cure any ambiguity, defect or inconsistency;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•	comply with the provisions described above under “—Covenants—Consolidation, Merger and Sale of Assets;”

•
provide for the issuance of uncertificated debt securities in addition to or in place of certificated debt securities or reflect any changes in the rules or procedures of any depositary for global securities (as defined below);

•
add to the covenants or the events of default for the benefit of holders of all or any series of debt securities or surrender any right or power conferred on us by the indenture with respect to the debt securities of one or more series or to secure the debt securities of one or more series or to provide guarantees for the benefit of one or more series of debt securities;

•	amend or supplement any of the provisions of the indenture in respect of one or more series of debt securities, provided, however, that any such amendment or supplement either

(A) shall not apply to any outstanding debt security of any series issued prior to the date of such amendment or supplement and entitled to the benefit of such provision or (B) shall become effective only if or when, as the case may be, there is no outstanding debt security of any series issued prior to the date of such amendment or supplement and entitled to the benefit of such provision;

•	establish the form and terms of any series of debt securities as permitted by the indenture;

•
evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

•
supplement any provisions of the indenture as is necessary to permit or facilitate the legal defeasance, covenant defeasance or satisfaction and discharge of any debt securities as described below under “—Defeasance of Debt Securities and Certain Covenants” or “—Satisfaction and Discharge;” and

•
comply with the requirements of the Securities and Exchange Commission or any applicable law or regulation in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or conform the indenture with any other mandatory provision of law or regulation, or conform the indenture or the debt securities of any series to the description thereof contained in any applicable prospectus, prospectus supplement, free writing prospectus, offering memorandum, term sheet or other offering document. (Section 9.1 of the base indenture)

We and the trustee may enter into supplemental indentures for the purpose of supplementing or amending in any manner the indenture with respect to the debt securities of any series or supplementing or amending the debt securities of any series with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of such series; provided that no such consent of holders of debt securities shall be required for any amendment or supplement described in the immediately preceding paragraph. In addition, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with any covenants or other provisions of the indenture and the debt securities of such series.
However, the indenture provides that, subject to the provisions described in the next succeeding paragraph, an amendment, supplement or waiver described in the immediately preceding paragraph affecting the debt securities of any series may not, without the consent of the holder of each debt security of such series then outstanding:

•	reduce the rate of or extend the time for payment of interest (including default interest, if any) on any debt security of that series;

•
reduce the principal of or premium on or change the stated maturity of any debt security of that series or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any debt securities of that series;

•	reduce the principal amount of any discount securities of that series payable upon acceleration of its maturity;

•
waive a default or event of default in the payment of the principal of or premium or interest, if any, on any debt security of that series (except a rescission of acceleration of the debt securities of such series by the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest, if any, on any debt security of such series payable in a currency other than that stated in such debt security;

•
make any change, insofar as relates to the debt securities of that series, to the provisions of the indenture relating to, among other things, the right of holders of debt securities of that series to receive payment of the principal of, and premium and interest, if any, on, the debt securities of that series when due and to institute suit for the enforcement of any such payment or relating to waivers of past defaults and events of default with respect to the debt securities of that series;

•	reduce the amount payable upon the redemption of any debt security of that series at our option or the repayment of any debt security of that series at the option of the holder; or

•
reduce the percentage in principal amount of debt securities of that series, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to supplement or amend the indenture with respect to the debt securities of that series, or to waive any past default or event of default with respect to the debt securities of that series. (Section 9.3 of the base indenture)

The indenture provides that any amendment, supplement or waiver shall bind every holder of debt securities of each series affected by such amendment, supplement or waiver unless it is of the type, or relates to any of the matters, described in any of the bullet points in the immediately preceding paragraph. In that case then, anything in the indenture to the contrary notwithstanding, the amendment, supplement or waiver shall bind every holder of a debt security who has consented to it and every subsequent holder of a debt security or portion of a debt security that evidences the same debt as the consenting holder’s debt security. (Section 9.5 of the base indenture)
The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, or premium or interest, if any, on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of that series and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13 of the base indenture)
Defeasance of Debt Securities and Certain Covenants
The indenture provides that, upon satisfaction of the conditions specified in the indenture, we shall be deemed to have paid and discharged the entire indebtedness on all outstanding debt securities of any series on the 91st day after the date of the deposit referred to in clause (a) under “—Conditions to Legal Defeasance and Covenant Defeasance” below with respect to the debt securities of such series and the provisions of the indenture, as it relates to the outstanding debt securities of such series, shall no longer be in effect except for:

•
the rights of holders of debt securities of such series to receive, solely from the funds described in clause (a) under “—Conditions to Legal Defeasance and Covenant Defeasance” below, payment of the principal of and premium and interest, if any, on the outstanding debt securities of such series when due; and

•
a limited number of other provisions of the indenture, including provisions relating to transfers and exchanges of, and the maintenance of a registrar and paying agent for, the debt securities of such series and the replacement of stolen, lost or mutilated debt securities of such series.

We sometimes refer to this as “legal defeasance.” Upon the legal defeasance of the debt securities of any series, we will be discharged from our obligations to make payments on the debt securities of such series and (subject to the exceptions as described above) all of our other obligations under the indenture with respect to the debt securities of such series.
The indenture further provides that, upon satisfaction of the conditions specified in the indenture, we will be released from our obligations under, and may omit to comply with, the covenants described under the heading “—Covenants” above and certain other covenants in the indenture with respect to the debt securities of any series, as well as any additional covenants applicable to the debt securities of such series which may be identified in a resolution of our board of directors (or committee thereof), supplemental indenture or officers’ certificate establishing the terms of the debt securities of such series as provided in the indenture as being subject to covenant defeasance, and the failure to comply with any such covenants shall not constitute a default or event of default with respect to any debt securities of such series. We sometimes refer to this as “covenant defeasance.”
Conditions to Legal Defeasance and Covenant Defeasance. In order to effect legal defeasance or covenant defeasance of the debt securities of any series, we must, among other things:

(a)
deposit with the trustee money and/or U.S. government obligations or, in the case of debt securities of any series denominated in a currency other than U.S. dollars, money and/or foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide an amount in cash sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge each installment of principal of, premium and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the dates those payments are due or, if applicable, any redemption date;

(b)
in the case of legal defeasance, deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, legal defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, legal defeasance and discharge had not occurred; and

(c)
in the case of covenant defeasance, deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred. (Sections 8.3 and 8.4 of the base indenture)
In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of an event of default (including an event of default due to our failure to comply with any covenant that remains in effect following such covenant defeasance), the amount of money and/or U.S. government obligations or foreign government obligations, as the case may be, on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series on the dates those payments are due or, if applicable, a redemption date, but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.
When we use the term “U.S. government obligations,” we mean:

•
securities which are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and which in the case of (a) and (b) are not callable or redeemable at the option of the issuer thereof; and

•
depository receipts issued by a bank or trust company as custodian with respect to any such U.S. government obligations or a specific payment of interest on, or principal of or other amount payable with respect to, such U.S. government obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of or other amount payable with respect to the U.S. government obligation evidenced by such depository receipt.

Satisfaction and Discharge
The indenture will cease to be of any further effect with respect to any series of debt securities if:

•	all outstanding debt securities of such series have (subject to certain exceptions) been delivered to the trustee for cancellation; or

•
all outstanding debt securities of such series not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, have been called for redemption or are to be called for redemption within one year, or have been legally defeased as described above under “—Defeasance of Debt Securities and Certain Covenants,” and (except in the case of debt securities that have been legally defeased) we have deposited with the trustee an amount sufficient to pay the principal of, and premium and interest, if any, on, such debt securities to the date of such deposit (in the case of debt securities which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us with respect to the debt securities of that series and satisfy certain other conditions specified in the indenture. We sometime refer to this as “satisfaction and discharge.” (Section 8.1 of the base indenture)
Notwithstanding the satisfaction and discharge of the indenture with respect to the debt securities of any series, a limited number of provisions of the indenture shall remain in effect, including provisions relating to transfers and exchanges of, and the maintenance of a registrar and paying agent for, debt securities, and the replacement of stolen, lost or mutilated debt securities.
Repayment of Unclaimed Funds
The indenture provides that the trustee and any paying agent shall pay to us upon request any money, U.S. government obligations or foreign government obligations held by them for payment of principal, interest or premium, if any, or any sinking fund payment on any debt securities that remain unclaimed for two years after the respective dates such principal, interest or premium, if any, or sinking fund payment shall have become due and payable. Thereafter, holders of debt securities entitled to those payments must look to us for payment as general creditors unless an applicable abandoned property law designates another person. (Section 8.5 of the base indenture)
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.
No Recourse Against Others
The indenture provides that a director, officer, employee or stockholder, as such, of ours shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of or by reason of such obligations or their creation. The indenture further provides that each holder of debt securities, by accepting a debt security, waives and releases all such liability and that such waiver and release are part of the consideration for the issuance of the debt securities.
Book-Entry Form and Transfer
The debt securities of any series may be issued in the form of one or more debt securities in global, fully registered form (“global securities”), without interest coupons. Each such global security will be deposited with or on behalf of a depositary for the global securities of such series (the “Depositary”) and registered in the name of the Depositary or a nominee of the Depositary. The following discussion assumes that The Depository Trust Company (“DTC”) will be the Depositary.
Investors may hold their interests in a global security directly through the Depositary if they are direct participants (as defined below) or indirectly through organizations that are participants (as defined below) in the Depositary. Except in the limited circumstances described below, holders of beneficial interests in the global securities of any series will not be entitled to receive debt securities of such series in definitive, certificated form (“certificated securities”) or to have debt securities of such series registered in their names.

The Depositary holds securities of institutions that have accounts with the Depositary (“direct participants”) to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of such participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include brokers, dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the Depositary’s book-entry system is also available to other organizations (“indirect participants” and, together with direct participants, “participants”), such as brokers, dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, whether directly or indirectly. The rules applicable to the Depositary and its direct participants are on file with the Securities and Exchange Commission.

So long as the Depositary or its nominee is the registered holder of a global security of any series, the Depositary or such nominee, as the case may be, will be considered the sole holder and owner of the debt securities represented by such global security for all purposes under the indenture and such debt securities. Owners of beneficial interests in a global security of any series will not be considered the owners or holders of the debt securities of such series under the indenture, will not be able to transfer those beneficial interests except in accordance with the procedures of the Depositary and its participants and, except under the limited circumstances set forth below, will not be entitled to receive certificated securities or to have debt securities registered in their names. Accordingly, each owner of a beneficial interest in a global security of any series must rely on the procedures of the Depositary and, if such person is not a direct participant, on the procedures of the participants through which it owns its beneficial interest to exercise any rights of a holder of debt securities of such series under the indenture. We understand that, under existing industry practice, in the event owners of beneficial interests in global securities of any series wish to take any action that DTC or its nominee, as the holder of such global securities, is entitled to take, DTC would authorize the applicable participants to take such action, and that such participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of such beneficial owners. Because DTC can only act on behalf of direct participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.
All payments on the debt securities of any series represented by a global security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered holder of the global security. We expect that the Depositary or its nominee, upon receipt of any payment of principal of, or premium or interest, if any, on, a global security of any series, will credit the applicable direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in “street name”; those payments will be the responsibility of such participants. Neither we, the trustee nor any agent of ours or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the global securities.
Unless and until it is exchanged in whole or in part for certificated securities under the limited circumstances described below, a global security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

The indenture provides that the global securities of any series will be exchanged for debt securities of the same series in certificated form only in the following limited circumstances:
(1)    we receive notice from the Depositary that it is unwilling or unable to continue as depository for the global securities of such series or if the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, we fail to appoint a successor Depositary for the global securities of such series registered as clearing agency under the Exchange Act within 90 days after the date we receive such notice or learn that the Depositary has ceased to be so registered;
(2)    we in our sole discretion determine that the global securities of such series shall be exchanged (in whole but not in part) for debt securities of such series in certificated form and we deliver to the trustee an officers’ certificate to such effect; or
(3)    an event of default with respect to the debt securities of such series shall have occurred and shall be continuing.
Any global security of any series that is exchanged for certificated securities as provided above will be exchanged for an equal aggregate principal amount of certificated securities of the same series, in authorized denominations and registered in such names as the Depositary instructs the trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in global securities.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC are solely within its control and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over DTC and none of us takes any responsibility for their activities. In addition, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any responsibility for the performance or nonperformance by DTC or any other Depositary or their respective participants of these or any other rules or procedures governing their respective operations.